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                                        EX. 99

                                         NEWS
                                                                     CONTACT:
                          Lance W. Riley, CBC General Counsel, (612) 330-9521
______________________________________________________________________________

                   FOR IMMEDIATE RELEASE              September 26, 1996


                       CHILDREN'S BROADCASTING SUES ABC, DISNEY


    MINNEAPOLIS -- Children's Broadcasting Corporation (CBC) (Nasdaq NM: AAHS) announced today that it has filed a lawsuit in the United States District Court for the District of Minnesota, against the Walt Disney Company and ABC Radio Networks, Inc., for injunctive relief and to recover significant damages for Defendants' alleged deliberate attempts to misappropriate CBC's unique radio programming format and force CBC out of the children's radio market.

    CBC has had a strategic relationship with ABC since 1995. ABC and its new parent company Disney have allegedly used that relationship to obtain confidential business information of CBC which CBC alleges is being unlawfully used by ABC and Disney to develop and market a competing children's radio network in substantially the same format marketed by CBC.

    As part of CBC's strategic relationship with ABC, ABC agreed to serve as the national advertising sales representative for CBC, has been responsible for all scheduling and billing of network commercial time on the Radio AAHS-Registered Trademark- network, and further agreed to work with CBC to strengthen and expand the Radio AAHS-Registered Trademark- network. CBC has alleged that ABC and Disney tried to gain an unfair competitive advantage at a time when they were serving in a capacity of trust, with a duty of loyalty to CBC.

    Children's Broadcasting Corporation's Radio AAHS-Registered Trademark- is an award-winning radio programming mix of music, news, stories and games, produced and distributed for children age 12 and

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under and their parents.  The Company's Radio AAHS-Registered Trademark- format, which broadcasts via satellite from its flagship station WWTC-AM in Minneapolis is available to approximately 40 percent of the country. Radio AAHS-Registered Trademark- has an affiliated network of 32 stations across the country, including company owned or operated stations in New York, Los Angeles, Philadelphia, Dallas, Detroit, Minneapolis, Kansas City, Denver, and including a radio station in Chicago which CBC has contracted to acquire subject to FCC approval. It is the only live, 24-hour radio network for children and their families in the United States. The Radio AAHS-Registered Trademark- website can be found at http://www.radio-aahs.com and also in full audio via NetRadio at http://www.netradio.net.

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